Exhibit 10.2
EXECUTIVE SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT
     This EXECUTIVE SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made as of this 11th day of December, 2006, by and between LifePoint CSGP, LLC, a Delaware limited liability company with its principal place of business at 103 Powell Court, Suite 200, Brentwood, Tennessee (the “Company”), and William F. Carpenter III, a resident of Nashville, Tennessee (“Executive”).
RECITALS:
     WHEREAS, Executive has been an employee of the Company and/or its subsidiaries and affiliates since 1999, serving most recently as the Executive Vice President, General Counsel and Secretary of LifePoint Hospitals, Inc. (“LifePoint”), the parent corporation of the Company;
     WHEREAS, effective June 26, 2006, Executive was promoted and appointed to serve as the Chief Executive Officer and President of LifePoint; and
     WHEREAS, in connection with Executive’s employment by the Company and his services as the Chief Executive Officer and President of the Company and LifePoint (and such other appointments as he may hold with their respective subsidiaries and affiliates), the Company and Executive wish to set forth, among other things, the terms of Executive’s severance benefits and certain related matters in the event Executive’s employment is terminated, all as set forth herein.
AGREEMENT:
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive do hereby agree as follows:
     1. General.
          (a) Offices and Duties. Executive is employed by the Company and has been appointed to serve as the Chief Executive Officer and President of LifePoint (and to serve in similar capacities with certain of their respective subsidiaries and affiliates). As such, Executive shall have such duties and responsibilities as may be delineated in the bylaws and/or other constituent documents of the Company and LifePoint (and in the bylaws and/or other constituent documents of any of their respective applicable subsidiaries or affiliates) and as are directed by the Board of Directors of LifePoint (the “Board of Directors”), and Executive shall report directly to the Board of Directors.
          (b) Compensation and Benefits. The Board of Directors (or such committee thereof as shall have the responsibility for and authority to set the compensation of Lifepoint’s and its subsidiaries’ and affiliates’ executive officers and key employees) shall from time to time set Executive’s compensation, including his base salary (“Base Salary”) and bonus compensation (“Bonus Compensation”), and other benefits (including participation in the Company’s equity incentive plans and qualified plans (collectively, the “Plans”)). The Base Salary and Bonus Compensation shall be retroactive to June 26, 2006, the date Executive was appointed to serve as Chief Executive Officer and President.

          (c) At-Will Employment. Executive recognizes and accepts that, notwithstanding anything in this Agreement to the contrary, (i) Executive is employed by the Company (and by any of its subsidiaries and affiliates) on an “at-will” basis, (ii) this Agreement does not guarantee or otherwise provide for employment and that, at any time and for any reason, Executive may resign or the Company may terminate Executive’s employment with the Company (and with any of its subsidiaries and affiliates), and (iii) neither the Company nor any of its subsidiaries and affiliates shall, in any case, be responsible for any severance pay, termination pay, severance obligations, damages or any other additional payments or obligations whatsoever arising from the termination of his employment, above and beyond those specifically provided for or referred to in this Agreement or otherwise provided by law. The parties further acknowledge and agree that there shall be no duplication between any payments or other benefits due Executive hereunder and any payments or benefits paid or to be paid to Executive under any other plan, program, agreement or arrangement.
          (d) Execution of Release Upon Termination. Upon the termination of Executive’s employment for any reason, Executive shall (or in the event of termination due to Executive’s death, his estate shall) execute and deliver to the Company the Release of Claims attached hereto as Exhibit A (the “Release”). The execution and delivery of the Release shall be a condition to the Company’s obligations to make the payments described in Section 3 hereof to Executive following the termination of his employment.
     2. Term of Agreement. This Agreement shall continue indefinitely until Executive terminates his employment with the Company and/or its subsidiaries and affiliates or the Company terminates Executive’s employment with the Company and/or its subsidiaries and affiliates, provided that the provisions of Sections 3 and 4 shall survive any termination of this Agreement.
     3. Termination of Employment.
          (a) Termination for Cause.
          (i) If Executive’s employment is terminated by the Company for Cause, as defined in Section 3(a)(ii) below, Executive shall receive his Base Salary through the date of such termination and any earned but unpaid Bonus Compensation for any prior fiscal year, but he shall not be eligible to receive Base Salary or to participate in any Plans after the date of such termination except as otherwise required by law and except for the right to receive benefits which have become vested under any Plans in accordance with the terms of such Plans. In addition, Executive shall not be eligible to receive any Bonus Compensation for the Company’s fiscal year during which the date of termination occurs or any later year.
          (ii) Termination for “Cause” shall mean termination of Executive’s employment with the Company and its subsidiaries and affiliates by the Board of Directors because of (a) Executive’s material breach of the terms of this Agreement or repeated failure to perform his duties in a manner reasonably consistent with the criteria established or directions given by the Board of Directors; provided, however, that the termination pursuant to this clause shall be preceded by a written notice providing a reasonable opportunity for Executive to correct his conduct, if the conduct in question can be corrected, (b) any action by Executive constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his employment hereunder, or (c) the conviction of Executive of a crime involving moral turpitude or any felony.
          (iii) The termination of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in any of the subsections set forth in Section 3(a)(ii) above.
          (iv) The date of termination of employment by the Company under this Section 3(a) shall be the date specified in a written notice of termination (which date shall be no earlier than the date of furnishing such notice), or if no such date is specified therein, the date of receipt by Executive of such written notice of termination.
          (b) Termination Without Cause.
          (i) If Executive’s employment is terminated by the Company without Cause, Executive shall receive his Base Salary through the date of such termination and any earned but unpaid Bonus Compensation for any prior fiscal year, and shall further be entitled to receive, as severance, his then current Base Salary for a period of 24 months following the date of termination of his employment plus an amount equal to two (2) times Executive’s bonus earned for the prior fiscal year which bonus amount shall be paid in equal amounts, ratably, over the 24-month period following the date of termination of his employment. The Company further agrees to provide Executive with insurance coverage (e.g., medical, dental and life) commensurate with the coverage provided to Executive immediately prior to the date of termination for a period of 24 months following the date of termination. Other than as set forth in the preceding sentences, Executive shall not be eligible to participate in any Plans after the date of termination except as otherwise required by law and except for the right to receive benefits which have vested under any Plan in accordance with the terms of such Plan, and Executive shall not be eligible to receive any Bonus Compensation for the Company’s fiscal year during which the date of termination occurs or any later year.
          (ii) The date of termination of employment by the Company under this Section 3(b) shall be the date specified in a written notice of termination to Executive (which date shall be no earlier than the date of furnishing such notice) or, if no such date is specified therein, the date on which such notice is given to Executive.

          (iii) Severance payments under this Section 3(b) shall be made in accordance with the Company’s then current payroll practice commencing on the next payroll date following the date of the termination of Executive’s employment under this Section 3(b).
          (c) Termination Upon Death or Disability.
          (i) Upon Executive’s termination of employment as a result of Executive’s death or Disability (as defined in Section 3(c)(ii) below), he shall receive (or in the case of death, his estate shall receive) his Base Salary through the date of such termination and any earned but unpaid Bonus Compensation for any prior year, but he shall have no right to receive any Base Salary continuation or other severance benefits; provided that in the event of Disability, Executive shall be entitled to receive payments under any long-term disability insurance polices maintained by the Company for Executive’s benefit. Executive shall not be eligible to participate in any Plans after such termination except as otherwise required by law and except for the right to receive benefits which have vested under any Plan, and Executive shall not be eligible to receive any Bonus Compensation for the Company’s fiscal year during which the date of termination occurs or any later year.
          (ii) Termination upon “Disability” shall mean termination of Executive’s employment as the result of his inability to perform the essential functions of Executive’s position with the Company and its subsidiaries and affiliates as the result of illness or injury for a period of six (6) consecutive months.
          (d) Termination by Executive. If Executive resigns or otherwise terminates his employment (including as a result of retirement) with the Company other than upon his death or Disability (as defined above), he shall receive his Base Salary through the date of such termination and any earned but unpaid Bonus Compensation for any prior fiscal year, but he shall have no right to receive any Base Salary continuation or other severance benefits. Executive shall not be eligible to participate in any Plans after such termination except as otherwise required by law and except for the right to receive benefits which have vested under any Plan and Executive shall not be eligible to receive any Bonus Compensation for the Company’s fiscal year during which the date of termination occurs or any later year.
          (e) Termination Following a Change In Control. Notwithstanding the foregoing Sections 3(a) through (d), in the event of a Change In Control (as defined in the LifePoint Hospitals, Inc. Change In Control Severance Plan, as Amended and Restated May 9, 2006) (the “CIC Plan”), Executive’s eligibility to receive benefits, the determination of what benefits are available to Executive, all payments of such benefits, and all other rights or claims Executive may have following a Change In Control shall be governed exclusively by the provisions of the CIC Plan in effect as of the date of this Agreement.
          (f) Retirement Defined. Executive acknowledges and agrees that for the purpose of any pre-existing, current or future Plans, “retirement” shall be deemed to mean only a voluntary separation by Executive of his employment relationship with the Company, and that any awards made by the Company to Executive under such Plans following the date hereof shall, unless otherwise determined by the Board of Directors (or such committee thereof as shall have the responsibility for and authority to set the compensation of LifePoint’s and its subsidiaries’ and affiliates’ executive officers and key employees), specifically incorporate such provision.
          (g) Withholding Tax. The Company shall be entitled to deduct or withhold from any payment due Executive hereunder all federal, state and local taxes which the Company is required by law to deduct or withhold therefrom.
     4. Restrictive Covenants.
          (a) Noncompetition. Executive will not, during the term of his employment with the Company and any of its subsidiaries or affiliates and for 24 months thereafter (the “Restricted Period”), without the express written consent of the Company, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, engage in either (i) the Business (as defined in Section 4(i) hereinbelow), anywhere within the United States, (ii) the business of developing and/or operating surgery centers or other diagnostic/imaging centers primarily in non-urban areas (e.g., within a twenty-five (25) mile radius of any location where the Company or any of its subsidiaries or affiliates, as of the date of termination, owns, leases, manages or otherwise maintains an operating facility), (iii) any business involved primarily in the physician recruitment business that may, as a part of its operation, be engaged in the recruitment of physicians away from facilities owned or operated by the Company or any of its subsidiaries or affiliates (excluding recruitment activities that are conducted by means of general solicitation, such as by way of newspapers or the Internet, that is not targeted to recruit physicians away from a facility that is owned or operated by the Company), or (iv) any business that would be in competition with any business operation or venture that was documented as part of the Company’s strategic plan at the time of Executive’s termination with implementation of such business operation expected to commence within twelve (12) months after such termination; provided, however, nothing herein shall prohibit Executive’s ownership of stock in any publicly held company listed on a national securities exchange or whose shares of stock are regularly traded in the over-the-counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company; and provided further, Executive shall be entitled to serve on the board of directors of Psychiatric Solutions, Inc.; and provided further, that nothing herein shall prohibit Executive, during the 24 months following termination of his employment with the Company, from providing consulting services to any person or entity if and only if such services relate exclusively to corporate governance issues affecting such person or entity.
          (b) Nonsolicitation. Executive will not, during the Restricted Period, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through affiliates, for his own account or for the benefit of any other person or entity, including without limitation, a person or entity in (i) the Business, or (ii) any business in competition with Company or any of its subsidiaries or affiliates during the Restricted Period, solicit, divert or induce any of the employees or consultants of the Company or any of its subsidiaries or affiliates to leave or to work for Executive or any person or entity with which Executive is connected.

          (c) Confidentiality. Except pursuant to and consistent with his responsibilities as Chief Executive Officer and President, Executive will not, at any time after the date hereof, whether directly, indirectly or through affiliates, disclose, communicate or divulge to any person or entity, or use for the benefit of any person or entity, any secret, confidential or proprietary knowledge or information with respect to the Company or its subsidiaries and affiliates or the conduct or details of the business (including, without limitation, the Business) conducted by any of them, including, but not limited to, the identity of patients or customers (including third-party payers of any kind or nature) and suppliers; arrangements with patients or customers and suppliers; specifications relating to patients or customers, suppliers and services; technical data, know-how and processes; records and compilations of information; computer software; marketing methods and strategies; pricing; and financial condition and results (collectively, the “Confidential Information”).
          (d) Nondisparagement. Neither the Company nor Executive will, at any time after the date hereof, whether directly, indirectly or through affiliates, publish or communicate any derogatory statements or opinions about the other (and with respect to the Company, including but not limited to, disparaging or derogatory statements or opinions about LifePoint or any of the Company’s other subsidiaries or affiliates or any of the Company’s, LifePoint’s or their respective subsidiaries’ or affiliates’ management, directors or services) to any third party, or otherwise facilitate or propagate such statements or opinions being made by any third party; provided that it shall not be a breach of this section for either party to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on reasonable belief and are not made in bad faith.
          (e) Cooperation. Executive will at any and all times after the date hereof cooperate with the Company and its subsidiaries and affiliates in all reasonable respects with regard to any regulatory and litigation matters relating to Executive’s employment or areas of responsibility at the Company or any of its subsidiaries or affiliates.
          (f) Noncontravention. Executive agrees that at no time will he take any action, directly or indirectly, to circumvent his respective obligations under, or to deprive the Company or any of its subsidiaries or affiliates of any right granted by, any provision of this Agreement. Without limiting the generality of the foregoing, Executive shall not in any way assist or enable any person or entity to take any action that Executive is prohibited from taking himself pursuant to this Agreement.
          (g) Breach. Executive and the Company agree that any breach by either party of the covenants and agreements contained in this Section 4 may result in irreparable injury to the other (including, with respect to the Company, its subsidiaries and affiliates) for which money damages may not adequately compensate the injured party and, therefore, in the event of any such breach, Executive or the Company, as the case may be, shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to seek to have an injunction issued by any competent court of equity enjoining and restraining Executive or the Company, as the case may be, and any other person or entity involved therein from continuing such breach. Executive further acknowledges and agrees that in the event of Executive’s breach of any covenant or agreement contained in this Section 4, the Company shall have no further obligation to make any payments then due to him under Section 3 of this Agreement.

          (h) Severability. If any portion of the covenants and agreements contained in this Section 4, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement in this Section 4 is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
          (i) Definition. The term, “Business,” as used in this Agreement, means a business that is primarily engaged in the non-urban acute care hospital business (either as an existing or start-up business).
     5. Miscellaneous.
          (a) Waiver of Breach; Severability. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party. In the event any portion of this Agreement is deemed illegal, unenforceable or void by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said portion unless the absence of such materially alters the rights and obligations of the parties to this Agreement.
          (b) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is personal to Executive, and he may not assign any of his rights or delegate any of his duties or obligations under this Agreement except that Executive’s rights hereunder shall inure to the benefit of, and be binding upon, his beneficiaries, heirs or personal representative.
          (c) Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given and received on the date of its delivery or transmission, if delivered or sent by facsimile, and on the third (3rd) full business day following the date of mailing, if mailed, to each of the parties thereto at the following respective addresses as may be specified in any notice delivered or mailed as above provided:
If to Executive:
William F. Carpenter III
4005 Newman Place
Nashville, TN 37204
Facsimile: (615) 269-8946

If to the Company, to:
LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee
Attention: Chairman of the Board
Facsimile: (615) 372-8500
          (d) Entire Agreement. This instrument, and the instruments referred to herein, contains the entire agreement of the parties for matters dealt with in this Agreement. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
          (e) Choice of Law; Arbitration. This Agreement shall be governed and interpreted under the laws of the State of Tennessee. Except with respect to the parties’ right to obtain injunctive relief or seek specific performance in connection with breaches of Section 4 herein, the parties agree that any dispute arising out of this Agreement, which they cannot in good faith resolve, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association governing commercial arbitration. Such arbitration shall be conducted in the Nashville, Tennessee metropolitan area. The losing party in any such arbitration proceeding shall pay the costs of arbitration including the arbitrator’s fees, but each party will pay their own legal fees.
          (f) Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (g) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
          (h) Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement.
[signature page to follow]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.

EXECUTIVE:

William F. Carpenter III

THE COMPANY:

LifePoint CSGP, LLC

By:

Signature Page to Executive Severance and Restrictive Covenant Agreement